SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


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                          PARKER-HANNIFIN CORPORATION
_______________________________________________________________________
               (Name of Registrant as Specified In Its Charter)


                         Joseph D. Whiteman, Secretary
______________________________________________________________________
                  (Name of Person(s) Filing Proxy Statement)

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      or Item 22(a)(2) of Schedule 14A.
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      14a-6(i)(3).
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

                       PARKER-HANNIFIN CORPORATION
               17325 Euclid Avenue - Cleveland, Ohio 44112

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            OCTOBER 23, 1996



   The annual meeting of shareholders of Parker-Hannifin Corporation will be held at Tower City Center, 230 Huron Road, N.W., Cleveland, Ohio 44113, in the English Oak Room, on Wednesday, October 23, 1996, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

   1. Fixing at five the number of Directors in the class whose three-year term of office will expire in 1999 and electing five Directors in such class;

   2. Appointing Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending June 30, 1997; and

   3. Transacting such other business as may properly come before the meeting.

   Shareholders of record at the close of business on August 29, 1996, are entitled to vote at the meeting. Please sign and return the enclosed Proxy promptly. A return envelope is enclosed for your convenience.

                                  By Order of the Board of Directors

                                          Joseph D. Whiteman
                                          Joseph D. Whiteman
                                               Secretary



September 23, 1996

                       PARKER-HANNIFIN CORPORATION

               17325 Euclid Avenue - Cleveland, Ohio 44112

                     Web Site: http://www.parker.com

                             PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the annual meeting of shareholders scheduled to be held on October 23, 1996, and at all adjournments thereof. Only shareholders of record at the close of business on August 29, 1996 will be entitled to vote. On that date, 74,296,372 Common Shares of the Corporation were outstanding and entitled to vote at the meeting, each share being entitled to one vote. This Proxy Statement and the form of Proxy are being mailed to shareholders on September 23, 1996.

   Shareholders of the Corporation have cumulative voting rights in the election of Directors, provided any shareholder gives notice in writing to the President or a Vice President or the Secretary of the Corporation not less than 48 hours before the time fixed for holding the meeting that he desires that the voting at such election be cumulative and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate his votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which his Common Shares are entitled, or he may distribute his votes on the same principle among two or more nominees, as he sees fit. In the event that voting at the election is cumulative, the persons named in the Proxy will vote Common Shares represented by valid Board of Directors' Proxies on a cumulative basis for the election of the nominees named below, allocating the votes of such Common Shares in accordance with their judgment.

                            ELECTION OF DIRECTORS

   The Directors of the class elected at each annual election hold office for terms of three years. The Board of Directors of the Corporation presently consists of 14 members divided into three classes. The classes whose terms expire in 1996 and 1997 consist of five members each and the class whose term expires in 1998 consists of four members. Since the last annual meeting of shareholders, pursuant to authority granted in the Corporation's Code of Regulations, the Board of Directors has added two additional members, as follows: Stephanie A. Streeter was elected to the Board of Directors in April 1996 to a term expiring in 1996 and Michael A. Treschow was elected to the Board of Directors in July 1996 to a term expiring in 1997.

   Shareholder approval is sought to fix at five the number of directors in the class whose term will expire in 1999 and to elect Paul C. Ely, Jr., Frank
A. LePage, Peter W. Likins, Wolfgang R. Schmitt and Stephanie A. Streeter, directors whose terms of office expire in 1996, to such class. A plurality of the Common Shares voted in person or by proxy is required to elect a director.

   Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. However, the Board of Directors has no reason to believe that this contingency will occur.

      NOMINEES FOR ELECTION AS DIRECTORS FOR TERM EXPIRING IN 1999

PAUL C. ELY, JR., 64, has served as a Director of the Corporation since 1984.
  He is Chairman of the Pension Committee and a member of the Nominating Committee. Mr. Ely is General Partner of Alpha Partners (venture capital seed financing). Mr. Ely is also a Directory of Tektronix, Inc.

FRANK A. LEPAGE, 69, has served as a Director of the Corporation since 1977.
  He is a member of the Nominating and Audit Committees. Now retired, Mr. LePage previously served as Director and Executive Vice President of The Firestone Tire & Rubber Company (manufacturer of tires and related products). Mr. LePage is also a Director of Acme Metals Inc.

PETER W. LIKINS, 60, has served as a Director of the Corporation since 1989.
  He is Chairman of the Nominating Committee and a member of the Audit and Compensation and Management Development Committees. Dr. Likins is the President of Lehigh University. Dr. Likins also serves as Director of Consolidated Edison Company of New York, Inc., Communications Satellite Corp. and Safeguard Scientifics, Inc.

WOLFGANG R. SCHMITT, 52, has served as a Director of the Corporation since
  1992. He is a member of the Nominating and Compensation and Management Development Committees. Mr. Schmitt is the Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated (manufacturer of rubber and plastic products). He was previously President and Chief Operating Officer of Rubbermaid from 1991 to 1992. Mr. Schmitt also serves as a Director of Kimberly-Clark Inc.

STEPHANIE A. STREETER, 39, was elected to the Board of Directors in April
  1996. She is a member of the Nominating and Audit Committees. Ms. Streeter is the Group Vice President of Office Products Worldwide of Avery Dennison Corporation (adhesives and office products). She was previously Vice President and General Manager of Avery Dennison Brands from June 1993 to April 1996 and Vice President and General Manager of Office Labels at Avery Dennison from February 1991 to May 1993.


              PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1998

JOHN G. BREEN, 62, has served as a Director of the Corporation since 1980. He is Chairman of the Compensation and Management Development Committee and a member of the Nominating and Pension Committees. Mr. Breen is the Chairman of the Board and Chief Executive Officer of The Sherwin Williams Company (paints and coatings). Mr. Breen is also a Director of National City Corporation, Mead Corporation and Goodyear Tire and Rubber Company.

PATRICK S. PARKER, 66, has served as a Director of the Corporation since 1960.
  Mr. Parker is the Chairman of the Board of Directors of the Corporation.

WALTER SEIPP, 70, has served as a Director of the Corporation since 1992. He is a member of the Nominating Committee. Dr. Seipp is the Chairman of the Supervisory Board of Commerzbank AG in Frankfurt, Germany.

DENNIS W. SULLIVAN, 57, has served as a Director of the Corporation since
  1983. Mr. Sullivan is the Executive Vice President - Industrial of the Corporation. Mr. Sullivan is also a Director of Ferro Corporation and KeyCorp.

              PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1997

DUANE E. COLLINS, 60, has served as a Director of the Corporation since 1992.
  Mr. Collins became President and Chief Executive Officer of the Corporation in July 1993. Prior to that date, Mr. Collins served as the Corporation's Vice Chairman of the Board from June 1992 to June 1993 and Executive Vice President and President, International, from 1987 to 1992. Mr. Collins also serves as a Director of National City Corporation and The Sherwin Williams Company.

ALLEN H. FORD, 68, has served as a Director of the Corporation since 1975. He is Chairman of the Audit Committee and a member of the Nominating and Pension Committees. Now a Consultant, Mr. Ford was formerly the Senior Vice President-Finance and Control of The Standard Oil Company (diversified natural resources). Mr. Ford is also a Director of First Union Real Estate Investments and Gliatech Inc.

ALLAN L. RAYFIELD, 61, has served as a Director of the Corporation since 1984.
  He is a member of the Nominating, Compensation and Management Development and Audit Committees. Now retired, Mr. Rayfield previously served as President, Chief Executive Officer and Director of M/A-COM, Inc. (microwave manufacturing) from November 1993 to December 1994; President and Chief Operating Officer of M/A-COM, Inc. from March 1991 to November 1993.
  Mr. Rayfield is also a Director of Acme Metals Inc.

PAUL G. SCHLOEMER, 68, has served as a Director of the Corporation since 1982.
  Mr. Schloemer served as President and Chief Executive Officer of the Corporation from 1984 to 1993. Mr. Schloemer is also a Director of Rubbermaid Incorporated, AMP Incorporated and Esterline Technologies Corporation.

MICHAEL A. TRESCHOW, 53, was elected to the Board of Directors in July 1996.
  He is a member of the Nominating and Audit Committees. Mr. Treschow is the President and Chief Executive Officer of Atlas Copco AB (mechanical engineering) in Sweden. Mr. Treschow is also a Director of SKF AB and Saab Automobile AB.

   No Director of the Corporation is related to any other Director. During the fiscal year ended June 30, 1996, there were six meetings of the Corporation's Board of Directors. Each Director attended at least 75% of the meetings held by the Board of Directors and the Committees of the Board on which he or she served, except for Dr. Seipp.

   The Audit Committee, which met twice during the fiscal year ended June 30, 1996, is responsible for reviewing with the Corporation's financial management and its independent auditors, the proposed auditing program (including both the independent and the internal audits) for each fiscal year, the results of the audits and the adequacy of the Corporation's internal control structure. This Committee recommends to the Board of Directors the appointment of the independent auditors for the fiscal year.

   The Pension Committee, which met once during the fiscal year ended June 30, 1996, is responsible for reviewing with the Corporation's management the funding and investment policies for retirement benefit plans sponsored by the Corporation.

   The Compensation and Management Development Committee, which met twice during the fiscal year ended June 30, 1996, is responsible for annually reviewing and fixing the salaries and other compensation of the officers of the Corporation, deciding upon the grant of stock options to the officers and other employees of the Corporation and reviewing corporate policies and programs for the development of management personnel.

   The Nominating Committee, which met twice during the fiscal year ended June 30, 1996, is responsible for evaluating and recommending to the Board qualified nominees for election as Directors of the Corporation and considering other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors of the Corporation, provided that such recommendations are accompanied by information sufficient to enable the Committee to evaluate the qualifications of the nominee. Nominations should be sent to the attention of the Secretary of the Corporation.

   Compensation of Directors. The Corporation compensates Directors, other than officers who are Directors, for their services. Except as otherwise indicated below, the annual retainer for such Directors is $24,000. The fee for attending each Board and Committee meeting is $1,000 for all such Directors other than Committee Chairmen, whose fee is $1,500 for chairing committee meetings. Patrick S. Parker, Chairman of the Board of Directors, received an annual retainer of $120,000, plus meeting fees, club memberships and the use of a leased automobile. Mr. Parker's annual retainer was increased to $129,000 for fiscal year 1997. Directors may elect to defer all or a portion of their fees under the Corporation's Deferred Compensation Plan for Directors (the "Directors Deferral Plan") or to elect to receive all or a portion of their fees in Common Shares of the Corporation pursuant to the Corporation's Non-Employee Directors' Stock Plan.

   The Corporation adopted a Retirement Plan for Directors, other than officers who are Directors, in 1987 (the "Directors Retirement Plan") which provided for payments of 50% of the annual retainer in effect on the date of retirement until the monthly payments made equaled the Director's months of service, or until 120 monthly payments had been made, or until death, whichever occurred first. Minimum requirements to qualify for the plan were three years of service (one full term) and attainment of age 65 prior to retirement as a Director. All current directors had met the service requirements of the Plan except for Ms. Streeter and Mr. Treschow. In August 1996, the Board of Directors terminated the Directors Retirement Plan, except with respect to former Directors, who will continue to receive payments under the Plan. Upon termination, each eligible Director received credit under the Directors Deferral Plan in a phantom Parker-Hannifin Common Stock account in an amount equal to the present value of their vested benefits under the Directors Retirement Plan. Said account balance is non-transferable and must remain in the Directors Deferral Plan until the retirement of the Director.

   The Board of Directors also adopted the Non-Employee Directors Stock Option Plan in August 1996. Upon adoption of the Plan, the Board granted to each Director who was not a current or retired employee of the Corporation 1,000 stock options under such Plan at an option price equal to the then current fair market value of the Corporation's Common Shares. Such options have a term of ten years and fully vest one year after the date of grant provided such Director continues as a Director during such year.

   Compensation Committee Interlocks and Insider Participation. The following Directors serve as members of the Corporation's Compensation and Management Development Committee: Messrs. Breen, Likins, Rayfield and Schmitt. Mr. Collins, the President and Chief Executive Officer of the Corporation, serves on the Compensation Committee of The Sherwin Williams Company. Mr. Breen is the Chairman and Chief Executive Officer of The Sherwin Williams Company.

              APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Audit Committee and the Board of Directors recommend the appointment of Coopers & Lybrand L.L.P. as certified public accountants to examine the financial statements of the Corporation as of and for the fiscal year ending June 30, 1997. Coopers & Lybrand L.L.P. has made the annual audit of the Corporation's accounts since its organization in 1938. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and to respond to appropriate questions. Ratification of the appointment of Coopers & Lybrand L.L.P. as certified public accountants requires the affirmative vote of a majority of the votes cast thereon.

   The Board of Directors unanimously recommends a vote FOR the proposal.

                COMPENSATION AND MANAGEMENT DEVELOPMENT
               COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation and Management Development Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation.

   The Committee, which consists entirely of four outside Directors, has overall responsibility to:

     * review the performance and long-term management potential of the executive officers of the Corporation; and

     * review and fix the salaries and other compensation of the executive officers of the Corporation.

   Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors in conjunction with its approval and review of the Corporation's strategies and operating plans, thereby assuring that the Corporation's system of executive compensation is reasonable and appropriate, meets its stated purpose and effectively serves the interests of the shareholders and the Corporation.

   The Corporation's executive compensation programs are designed to attract and retain key executives critical to the long-term success of the Corporation by remaining competitive with other multinational diversified manufacturing companies of similar size. Comparative compensation information is used by the Committee to establish competitive salary grade ranges at the market median for both base pay and total annual compensation. The group of companies used for compensation comparison purposes is not the same as the S&P Manufacturing (Diversified Industrials) Index, which is the peer group of companies included in the performance graph on page 12. Comparative compensation information is obtained by the Committee from independent surveys of numerous diversified manufacturers, which the Committee believes is important in order to establish competitive compensation ranges at the appropriate levels. On the other hand, the S&P Manufacturing (Diversified Industrials) Index utilized in the performance graph contains data only with respect to a limited number of companies who are in businesses similar to the Corporation, which data is theoretically reflective of the stock performance of all diversified manufacturers as a whole.

   The Corporation's executive compensation programs also are intended to reward executives commensurate with performance and attainment of pre-determined financial objectives. Accordingly, compensation of executive officers is directly and materially linked to both operating and stock price performance, aligning closely the financial interests of the Corporation's executives with those of its shareholders.

   Compensation for the Corporation's executives consists of four primary elements:

   1. A base salary within a competitively established range. The specific base salary within the range is determined by length of service and individual contributions and performance as measured against pre-established goals and objectives. Goals and objectives for each executive vary in accordance with each executive's responsibilities and are established by each executive's supervisor.

   2. An annual cash incentive bonus that is comprised of two components:

      a. an amount that is determined by the Corporation's pre-tax return on average assets as compared to the Corporation's annual plan established at the beginning of the fiscal year (the "Target Incentive Bonus"); and

      b. an amount that is determined based on the return on division net assets for the divisions in each executive's individual operating unit (or the average return for all divisions for corporate staff executive officers) (the "RONA Bonus").

      The target amounts of the annual cash incentive bonuses are established in such a manner so that base salary plus the target bonus will be within the competitively determined total annual compensation range mentioned above. Target annual incentive bonuses represent approximately 35-45% of total targeted annual compensation for the executive officers with operational profit and loss re-sponsibility (including the Chief Executive Officer) and 25-35% of total targeted annual compensation for the other executive officers.

      The Chief Executive Officer, with the approval of the Committee, also has the authority to establish additional annual incentive programs for operating executives. In fiscal year 1996, under a Volume Incentive Plan, operating group presidents had the opportunity to earn an additional bonus of 1% of base salary for each 1% of sales by which their group exceeded their previous year's sales by between 7.5% and 12.5%, and an additional bonus of 2% of base salary for each 1% of sales by which their group exceeded their previous year's sales by more than 12.5%; subject, however, to an overall maximum equal to 15% of the participant's base salary. An identical Volume Incentive Plan has been adopted for fiscal year 1997.

   3. A long-term incentive plan ("LTIP") award. The LTIP award is based upon the Corporation's actual average return on equity for a three fiscal year period, payable in restricted stock (unless the participant elects to receive cash pursuant to an election under the Corporation's Executive Deferral Plan). The value of the LTIP award is intended by the Committee to approximate the median of competitive incentive compensation market data. This value is divided by the market price of the Corporation's Common Shares at the beginning of the three-year performance period to determine the number of shares in the LTIP award.

   4. Stock option grants determined by the recipient's salary grade level. Grants are intended to recognize different levels of responsibility as indicated by salary grade. Stock options are granted with an exercise price equal to the fair market value of the Corporation's Common Shares on the day of grant and all current grants are exercisable between one and ten years from the date granted.

   Incentive compensation for the Corporation's executives is significantly "at risk", based upon the financial performance of the Corporation. Indeed, more than one half of each executive's targeted total compensation (including base salary, annual bonuses, LTIP payouts and stock options) may fluctuate significantly from year to year because it is directly tied to business and individual performance.

   Long-term incentive programs are designed to link the interests of the executives with those of the shareholders. LTIP awards, whether paid in cash or restricted stock, focus on long-term return on equity, which is directly related to enhancing shareholder value. Restricted stock awards build stock ownership and encourage a long-term focus on shareholder value, since the stock is restricted from being sold, transferred or assigned for a specified period. Stock option grants provide an incentive that aligns the executive's interests with those of the shareholders, since stock options will provide value to the executive only when the price of the Corporation's stock increases above the option grant price.

   In August 1996, the Board of Directors, at the recommendation of the Committee, adopted stock ownership guidelines that are designed to encourage the accumulation and retention of the Corporation's Common Shares by its Directors, executive officers and other key executives. Under the guidelines, the Chief Executive Officer should hold Common Shares of the Corporation with a minimum aggregate value equivalent to three times his base salary. Vice Presidents should hold two times base salary; other executive officers and group presidents, one times base salary; and non-officer Directors, four times their annual retainer. The recommended time period for reaching the above guidelines is five years. Compliance with the guidelines will be reviewed annually by the Chief Executive Officer with the Committee.

   The Corporation's executive compensation philosophy is specifically evident in the compensation paid during the most recent fiscal year to the Corporation's President and Chief Executive Officer, Duane E. Collins. Mr. Collins' increase in base salary from fiscal 1995 to fiscal 1996 of 15% is reflective of his "outstanding" performance rating for fiscal 1995, the fact that his base salary was below the mid-point of his rate range, and the resulting desire of the Committee to increase his base salary significantly to the mid-point of the range to be reflective of Mr. Collins' responsibilities as the Chief Executive of a large multinational diversified manufacturing company and to reward Mr. Collins' performance in fiscal year 1995. In addition, based on the Corporation's fiscal 1996 operating plan, Mr. Collins was to receive 100% of his

Target Incentive Bonus of $250,000 if the Corporation's actual pre-tax return on average assets, adjusted primarily for acquisitions and currency transactions, was 17.1%. A minimum payout of 15% of the Target Incentive Bonus was established at a 4.4% pre-tax return on average assets and a maximum payout of 150% of the Target Incentive Bonus was established at a 20.6% pre-tax return on average assets. During the fiscal year ended June 30, 1996, the Corporation's adjusted pre-tax return on average assets was 16.58%; therefore each executive officer, including Mr. Collins, received an amount equal to 96.9% of his Target Incentive Bonus, which is included in the "Bonus" column of the Summary Compensation Table on page 8.

   Mr. Collins' RONA Bonus was targeted at $372,544 based upon a forecasted 33.35% average return on division net assets. The average return on division net assets was 33.11%, resulting in a RONA Bonus payment to Mr. Collins of $369,731, which is included in the "Bonus" column of the Summary Compensation Table on page 8. The other executive officers also received RONA Bonuses based upon the return on division net assets by their respective operating units (or the average return for all divisions for corporate staff executive officers).

   Based on the Corporation's average return on equity of 16.04% for the three fiscal years ended June 30, 1996, Mr. Collins and the other executive officers received a payment under the 1994-95-96 Long Term Incentive Plan in the form of restricted shares, as reported in the "LTIP Payouts" column of the Summary Compensation Table on page 8. Such payment represents 101% of the target payment that would have been achieved had the Corporation achieved the LTIP's return on equity goal of 16% for such three-year period.

   During fiscal year 1996, Mr. Collins and the other executive officers also received a long-term incentive award as described in the LTIP table on page 10 and a stock option grant as reported in the Option Grants Table on page 9. The intended value of stock options granted to each executive officer is established by the Committee by reference to the median of competitive incentive compensation market data. This value is divided by the estimated value of each option based upon the Black-Scholes valuation model in order to determine the number of stock options granted.

   During 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted by Congress. The Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Corporation's Chief Executive Officer and four other highest paid executive officers beginning in fiscal year 1995. The Committee has taken the necessary actions to ensure the deductibility of compensation paid by the Corporation to such individuals.


         John G. Breen                             Peter Likins
         John G. Breen, Chairman                   Dr. Peter W. Likins


            Allan L. Rayfield                     Wolfgang R. Schmitt
            Allan L. Rayfield                     Wolfgang R. Schmitt

                            EXECUTIVE COMPENSATION

The following table summarizes compensation paid by the Corporation for each of the last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers:

                                              SUMMARY COMPENSATION TABLE

                                                   Annual Compensation           Long-Term Compensation
                                            ___________________________________  ______________________
                                                                                   Awards       Payouts
                                                                                 __________     _______
                                                                                 Securities
                                                                   Other Annual  Underlying       LTIP     All Other
                                    Fiscal                         Compensation   Options       Payouts   Compensation
   Name and Principal Position       Year   Salary ($)  Bonus ($)     ($) (a)       (#)         ($) (b)     ($) (c)
___________________________________ _______  __________  _________  ____________  __________     _______   ___________
Duane E. Collins,                    1996     783,473    611,981      18,068        66,000      988,348     14,570
   President and Chief Executive     1995     680,004    659,082       8,066        30,000      225,798     20,078
   Officer                           1994     600,000    465,840       7,920        22,500       73,425      4,500


Dennis W. Sullivan,                  1996     525,000    323,325       8,144        37,500      436,055     12,934
  Executive Vice President -         1995     500,004    417,252       8,202        15,900      173,121     20,432
  Industrial                         1994     472,992    276,990      83,569         9,600       53,306      6,765


Michael J. Hiemstra,                 1996     361,920    199,074       6,574        15,000      232,553     14,672
  Vice President -                   1995     351,348    242,837       2,648         9,600      120,483     19,519
  Finance and Administration         1994     338,645    173,489       1,897         5,400       39,146      7,450


Donald A. Zito,                      1996     318,744    236,557       7,015        15,000      232,553     13,502
  Vice President, and President,     1995     300,000    583,380         705         9,600       97,868     19,879
  Fluid Connectors Group             1994     279,996    217,247       2,779         5,400       31,804      6,276


Stephen L. Hayes,                    1996     299,244    215,668       9,734        15,000      232,553     13,507
  Vice President, and President,     1995     285,000    166,797       3,823         9,600      107,427     15,163
  Parker Bertea Aerospace            1994     259,020     97,371       2,990         5,400            0      8,981

(a) Unless otherwise indicated, no executive officers named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total compensation reported in the Salary and Bonus columns. Reported in this column is annual compensation consisting of (i) amounts reimbursed by the Corporation for the payment of income taxes on certain executive perquisites; and (ii) $76,097 in executive perquisites received by Mr. Sullivan in fiscal year 1994, including $42,800 for the payment of a country club membership fee.

(b) Dollar value of restricted shares issued as payment under the 1994-95-96 Long Term Incentive Plan and as final and interim payments under the 1993-94-95 Long Term Incentive Plan. Such value is based on the Corporation's stock price on the date of issuance of the shares. The restricted shares are subject to a three-year vesting period from the date of issuance, with accelerated vesting in the event of the death, disability or normal retirement of the Plan participant. Dividends are paid by the Corporation on the restricted shares. The number and value of the aggregate restricted stock holdings for each of the above-named executive officers as of June 30, 1996 are as follows: Mr. Collins, 28,425 shares with a value of $1,204,509; Mr. Sullivan, 13,410 shares with a value of $568,249; Mr. Hiemstra, 7,483 shares with a value of $317,092; Mr. Zito, 7,216 shares with a value of $305,778; and Mr. Hayes, 6,060 shares with a value of $256,793.

(c) Represents matching contributions by the Corporation to the Parker Hannifin Retirement Savings Plan and the Parker Hannifin Savings Restoration Plan.

   The following table summarizes stock option grants by the Corporation during the fiscal year ended June 30, 1996 to each of the executive officers identified in the Summary Compensation Table on page 8:

                                            OPTION GRANTS IN FISCAL 1996

                                        Individual Grants
                      _____________________________________________________
                        Number of       % of Total                               Potential realizable value at
                        Securities       Options       Exercise                  assumed annual rates of stock
                        Underlying      Granted to      Or Base               price appreciation for option term (b)
                         Options        Employees       Price    Expiration  _______________________________________
        Name          Granted (#) (a)  in Fiscal 1996   ($/Sh)      Date        5% ($)     10% ($)     9.19% ($) (c)
___________________   _______________  ______________  ________  __________  ___________  ___________  _____________
Duane E. Collins           66,000           25.9%       $39.125    8/15/05    1,623,963    4,115,441    3,638,274

Dennis W. Sullivan         37,500           14.7%       $39.125    8/15/05      922,706    2,338,319    2,067,201

Michael J. Hiemstra        15,000            5.9%       $39.125    8/15/05      369,083      935,328      826,880

Donald A. Zito             15,000            5.9%       $39.125    8/15/05      369,083      935,328      826,880

Stephen L. Hayes           15,000            5.9%       $39.125    8/15/05      369,083      935,328      826,880

(a) Options are exercisable on the date following completion of one year of continuous employment after the date of grant (i.e., August 16, 1996).

(b) The potential realizable value illustrates the value that might be recognized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation over the entire term of the option. Shareholders of the Corporation, as a group, would realize $1,820,870,281 and $4,614,442,799 at assumed annual rates of appreciation of 5% and 10%, respectively, over the ten-year life of the options. There can be no assurance that the amounts reflected in this table will be achieved.

(c) Represents the Corporation's actual rate of stock price appreciation for the 10-year period ending June 30, 1996.


   The following table summarizes exercises of stock options during the fiscal year ended June 30, 1996 by each of the executive officers identified in the Summary Compensation Table on page 8 and the fiscal year-end value of unexercised options for such executive officers:

             AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END OPTION VALUES

                                                       Number of
                                                  Securities Underlying        Value of Unexercised
                         Shares       Value        Unexercised Options             In-the-Money
                      Acquired on   Realized           at FY-End (#)           Options at FY-End ($)
         Name         Exercise (#)     ($)     Exercisable / Unexercisable  Exercisable / Unexercisable
___________________   ____________  ________   ___________________________  ___________________________
Duane E. Collins           -            -          159,750 / 66,000           3,361,534 / 214,500

Dennis W. Sullivan       10,500      216,090       156,000 / 37,500           3,432,957 / 121,875

Michael J. Hiemstra        -            -          114,750 / 15,000           2,624,677 /  48,750

Donald A. Zito             -            -           81,000 / 15,000           1,816,593 /  48,750

Stephen L. Hayes         10,000      218,930        35,000 / 15,000             671,043 /  48,750

   The following table summarizes awards by the Corporation during the fiscal year ended June 30, 1996 to each of the executive officers identified in the Summary Compensation Table on page 8 under the Corporation's Long Term Incentive
Plan:

                       LONG TERM INCENTIVE PLAN - AWARDS IN FISCAL 1996

                                                           Estimated Future Payouts under
                     Number of     Performance or            Non-Stock Price-Based Plans
                      Shares     Other Period Until   ________________________________________
       Name             (#)     Maturation or Payout  Threshold (#)   Target (#)   Maximum (#)
___________________  _________  ____________________  _____________   __________   ___________
Duane E. Collins       14,566         3 Years             3,642         14,566        29,132
Dennis W. Sullivan      6,759         3 Years             1,690          6,759        13,518
Michael J. Hiemstra     4,083         3 Years             1,021          4,083         8,166
Donald A. Zito          4,083         3 Years             1,021          4,083         8,166
Stephen L. Hayes        4,083         3 Years             1,021          4,083         8,166

   Awards under the Corporation's Long Term Incentive Plan ("LTIP") during the last fiscal year were made in the form of restricted shares of the Corporation's Common Stock and entitle each executive officer to receive a pro rata share of his award based upon the Corporation's actual average return on equity (threshold of 8%; target of 14%; maximum of 20%) for the three fiscal years ending June 30, 1998. Awards are payable in August 1998. Executive officers will receive cash in lieu of restricted shares under the LTIP if they are retired at the time of payment or if they elect, prior to May 31, 1997, to defer the amount earned under the LTIP pursuant to the Corporation's Executive Deferral Plan.


                              PENSION PLAN TABLE

   The following table summarizes the estimated annual benefits payable upon retirement to the executive officers identified in the Summary Compensation Table on page 8:


                                         Years of Service
                Remuneration                15 or more
                ____________             ________________

                $  300,000                 $  165,000
                   500,000                    275,000
                   700,000                    385,000
                   900,000                    495,000
                 1,100,000                    605,000
                 1,300,000                    715,000
                 1,500,000                    825,000
                 1,700,000                    935,000


   The foregoing table sets forth the straight-life annuity payable under the Corporation's Supplemental Executive Retirement Benefits Program at the normal retirement age of 65. The years of service under the Program for each of the executive officers identified in the Summary Compensation Table on page 8, at their respective retirement dates, will be as follows: Mr. Collins, 35 years; Mr. Sullivan, 35 years; Mr. Hiemstra, 25 years; Mr. Zito, 35 years and Mr. Hayes, 34 years. The Program provides an annual benefit based upon the average of the participant's three highest years of cash compensation (Salary, RONA Bonus and Target Incentive Bonus) with the Corporation. Benefits payable under the Program are based on calen-dar year compensation. Since the amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation Table on page 8 are determined on a fiscal year basis and since the amounts set forth in the "Bonus" column for Mr. Zito in fiscal 1995 and Mr. Hayes in fiscal 1996 include payments received under the Volume Incentive Plan (which is not included in determining benefits under the Program), such amounts do not reflect the benefits payable under the Program. If the benefits were to be payable to each named participant based on retirement as of June 30, 1996, the average of the three highest calendar years of cash compensation included in determining benefits under the Program for each of the named participants would be as follows: Mr. Collins, $1,076,816; Mr. Sullivan, $777,746; Mr. Hiemstra, $534,768; Mr. Zito, $486,696; and
Mr. Hayes, $374,753. Benefits are subject to reduction for payments received under the Corporation's Retirement Plan plus 50% of primary social security benefits.

   "Change in Control" Severance Agreements with Officers. The Corporation has entered into separate agreements (collectively the "Agreements") with Messrs. Collins, Sullivan, Zito, Hiemstra and Hayes. The Agreements are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Corporation. Each Agreement only becomes operative upon a "Change in Control" of the Corporation, as that term is defined in the Agreements, and the subsequent termination of the employment of the executive pursuant to the terms of the Agreement. A Change in Control of the Corporation shall be deemed to have occurred if and when: (i) subject to certain exceptions, any "person" (as such term is used in Sections 13(d)(2) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such twenty-four month period were Directors of the Corporation (the "Incumbent Board") cease to constitute at least a majority of the Board of Directors of the Corporation, unless the election, or nomination for election, of any person becoming a Director subsequent to the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the Incumbent Board; (iii) the Corporation enters into a merger, consolidation or other reorganization, or sells all its assets, unless (a) immediately following the business combination: (1) more than 50% of the total voting power eligible to elect directors of the resulting corporation is represented by shares that were Common Shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the corporation resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the Board of Directors of the Corporation's approval of the execution of the initial agreement providing for such business combination, or
(b) the business combination is effected by means of the acquisition of Common Shares from the Corporation, and the Board of Directors of the Corporation appoves a resolution providing expressly that such business combination does not constitute a "Change in Control"; or (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

   Each Agreement provides that, if the employment of the executive is terminated during the three years following a Change in Control of the Corporation, either by the Corporation without "Cause" (as defined in the Agreements) or by the executive for "Good Reason" (as defined in the Agreements and described below), the executive shall be entitled to receive
(a) pro rata salary and bonus for the year of termination of employment; (b) severance pay equal to three times the executive's annual salary and bonus;
(c) continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years; (d) to the extent not previously received, all amounts previously deferred under the Corporation's non-qualified income deferral plans together with a "make whole" amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under such deferral plans; and (e) a "gross-up" payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code. "Good Reason" for termination of employment by the executive includes, without limitation, diminution in duties, reduction in compensation or benefits, or relocation. In addition, termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control shall constitute Good Reason.

   A Change in Control of the Corporation also has an effect under other executive compensation plans of the Corporation, as follows: (1) any outstanding unvested stock option held by an executive vests immediately upon a Change in Control; (2) any outstanding unvested restricted stock issued to an executive pursuant to the Corporation's Long Term Incentive Plan ("LTIP") vests immediately in the event of a Change in Control; (3) any outstanding LTIP award to an executive will be paid in full in cash upon a Change in Control, at the target amount or on the basis of corporate financial performance to the date of the Change in Control, whichever is greater; (4) if previously elected by the executive, upon a Change in Control, all amounts previously deferred by the executive under the Executive Deferral Plan, together with the "make whole" amount (described in subsection (d) of the preceding paragraph), will be paid to the executive; and (5) upon a Change in Control, each participant under the Corporation's Supplemental Executive Retirement Benefits Program will receive three additional years of age and service credit under the Program and will receive a lump-sum payment equal to the present value of the participant's vested benefit under the Program.


                    COMMON SHARE PRICE PERFORMANCE GRAPH

  The following graph sets forth a comparison of the cumulative shareholder return on the Corporation's Common Shares with the S&P 500 Index and the S&P Manufacturing (Diversified Industrials) Index during the period
June 30, 1991 through June 30, 1996, assuming the investment of $100 on
June 30, 1991, and the reinvestment of dividends.

                                Comparison of Five Year Cumulative Total Return Among
                                Parker-Hannifin Corporation, the S&P 500 Index and the
                                  S&P Manufacturing (Diversified Industrials) Index

                                                 6/30/91  6/30/92  6/30/93  6/30/94  6/30/95  6/30/96
Parker-Hannifin Corporation                          100      112      131      173      226      269
S&P 500 Index                                        100      113      129      131      165      208
S&P Manufacturing (Diversified Industrials) Index    100       99      117      131      173      221


                  PRINCIPAL SHAREHOLDERS OF THE CORPORATION

   The following table sets forth, as of the most recent practicable date, the name and address of each person believed to be a beneficial owner of more than 5% of the Common Shares of the Corporation, the number of shares and the percentage so owned, as well as the beneficial ownership of Common Shares of the Corporation by the Directors, the executive officers of the Corporation named in the Summary Compensation Table on page 8 and all Directors and executive officers as a group:

                                        Amount and Nature     Percentage
Name of                                        of                 of
Beneficial Owner                     Beneficial Ownership(A)   Class(B)

FMR Corp                                  4,447,131(C)          5.99%(C)
82 Devonshire Street
Boston, MA  02109-3614

Capital Research and Management Company
333 South Hope Street
Los Angeles, CA  90071                    6,504,100(D)          8.75%(D)

J. G. Breen                                   4,500
P. C. Ely                                     1,846
A. H. Ford                                    6,000
F. A. LePage                                  7,500
P. W. Likins                                  1,594
P. S. Parker                                628,436(E)
A. L. Rayfield                                1,550
P. G. Schloemer                             295,309(E)
W. R. Schmitt                                   760
W. Seipp                                      6,000
S.  A. Streeter                                    0
M. A. Treshow                                 1,000

D. E. Collins                               321,374(E)
D. W. Sullivan                              325,027(E)
D. A. Zito                                  119,742(E)
M. J. Hiemstra                              152,246(E)
S. L. Hayes                                  64,065(E)

All Directors and executive               2,310,405(E)          3.06%
  officers as a group
  (26 persons)


(A) Unless otherwise indicated, beneficial ownership was determined as of August 22, 1996 and the beneficial owner has sole voting and investment power

(B) No Director or executive officer beneficially owned more than 1% of the Corporation's Common Shares as of August 22, 1996.

(C) Pursuant to a statement filed by FMR Corp. with the SEC in accordance with Rule 13d-1 of the Securities Exchange Act of 1934 on behalf of itself, Edward C. Johnson 3rd (Chairman of FMR Corp.), Abigail Johnson (Director of FMR Corp.), Fidelity Management & Research Company, Fidelity Magellan Fund and Fidelity Management Trust Company, FMR Corp. has reported that as of August 31, 1996 it had sole voting power over 206,098 Common Shares and sole investment power over 4,447,131 Common Shares.

(D) The Corporation was informed by Capital Research and Management Company by letter dated September 12, 1996 that Capital Research and Management Company had sole investment power over 5,740,000 Common Shares and sole voting power over 3,550,000 Common Shares and that Capital Guardian Trust Company had sole investment power over 764,100 Common Shares and sole voting power over 499,600 Common Shares.

(E) These amounts include 108,000, 175,000, 225,750, 193,500, 96,000, 129,750,
    50,000, and 1,225,200 Common Shares subject to options exercisable on or prior to October 21, 1996 granted under the Corporation's stock option plans held by Messrs. Parker, Schloemer, Collins, Sullivan, Zito, Hiemstra and Hayes and all Directors and executive officers as a group, respectively. Such Common Shares are deemed to be outstanding only for the purpose of computing the percentage of shares owned by each of the individuals and the officers and Directors as a group. These amounts also include 12,243, 3,569, 13,772, 4,963, 6,684, 2,446, 3,956 and 83,124
    Common Shares as to which Messrs. Parker, Schloemer, Collins, Sullivan, Zito, Hiemstra and Hayes and all Directors and executive officers as a group, respectively, hold voting power pursuant to the Corporation's Retirement Savings Plan as of June 30, 1996.

   Section 16(a) Beneficial Ownership Reporting Compliance. As required by the Securities and Exchange Commission's rules under Section 16 of the Securities Exchange Act of 1934, the Corporation notes that during the fiscal year ended June 30, 1996, the following officers and directors filed untimely reports regarding transactions in the Corporation's Common Shares: Mr. Rayfield, a
Director: one untimely report for one transaction; Daniel T. Garey, Vice President, one untimely report for annual Dividend Reinvestment Plan transactions; Paul L. Carson, Vice President, one untimely report for one Retirement Savings Plan transaction; and Lawrence M. Zeno, Vice President, three untimely reports for annual Dividend Reinvestment Plan transactions for three years.

                            SHAREHOLDERS' PROPOSALS

   The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 1997 Annual Meeting of Shareholders is expected to be May 25, 1997.

                                    GENERAL

   The Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

   The Corporation will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, officers and other employees of the Corporation may solicit the return of proxies. The Corporation will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. The Corporation will, upon request, reimburse them for their expenses in so doing. The Corporation has retained Kissel-Blake Inc., 110 Wall Street, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $13,000 plus disbursements.

   You are urged to sign and return your Proxy promptly in order to make certain your Common Shares will be voted at the meeting. Common Shares represented by properly executed proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted in favor of fixing at five the number of Directors in the class whose three-year term of office will expire in 1999 and for the election of the nominees for Directors in such class; and in favor of the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending June 30, 1997. Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non- vote has the same effect as a vote against a proposal, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your Proxy by giving notice to the Corporation in writing or in open meeting, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your Proxy.

   The Annual Report of the Corporation, including financial statements for the fiscal year ended June 30, 1996, is being mailed to shareholders with this Proxy Statement.

                                    By Order of the Board of Directors


                                          Joseph D. Whiteman
                                          Joseph D. Whiteman
                                               Secretary

September 23, 1996

                          PARKER-HANNIFIN CORPORATION
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 23, 1996 This Proxy is Solicited on behalf of the Board of Directors

1996 The undersigned hereby appoints PATRICK S. PARKER, DUANE E. COLLINS and JOSEPH D. WHITEMAN, and any of them, as proxies to represent and to vote
 P all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the
 R Corporation to be held on October 23, 1996, and at any adjournments thereof, on the proposals more fully described in the Proxy Statement
 O for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.
 X

 Y    Election of Directors                            (change of address)

      Proposal to fix at five the number     _________________________________
      of Directors in the class whose term   _________________________________
      of office will expire in 1999 and to   _________________________________
      elect the following to such class:     _________________________________
                                             (If you have written in the above
      Paul C. Ely, Jr.  Peter W. Likins      space, please mark the correspon-
      Frank A. LePage   Wolfgang R. Schmitt  ding box on the reverse side of
              Stephanie A. Streeter          this card.)



You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot
vote your shares unless you sign and return this Card.         _______________
                                                                  SEE REVERSE
                                                                      SIDE
                                                               _______________


 [X] Please mark your              SHARES IN YOUR NAME    REINVESTMENT SHARES
     votes as in this
     example.

               FOR  WITHHELD                           FOR   AGAINST   ABSTAIN
1. Election of [ ]    [ ]         2. Appointment of    [ ]     [ ]       [ ]
   Directors                         Coopers &
   (see reverse)                     Lybrand L.L.P. as
                                     auditors for FY97

For, except vote withheld         The Board of Directors recommends a vote
from the following                FOR Items 1 and 2.
nominee(s):

_________________________



                                  Change of Address  [ ]



Signature(s) ___________________________________   Date _____________________

Signature(s) ___________________________________   Date _____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.